Maddox Ungar Silberstein, PLLC CPAs and Business Advisors
Phone (248) 203-0080
Fax (248) 281-0940
30600 Telegraph Road, Suite 2175
Bingham Farms, MI 48025-4586
www.maddoxungar.com

January 11, 2010

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
Windstar, Inc.
Ipoh, Perak, Malaysia

To Whom It May Concern:

Maddox Ungar Silberstein, PLLC hereby consents to the use in the Form S-1, (Post-Effective Amendment No. 1 to Form SB-2) Registration Statement under the Securities Act of 1933, filed by Windstar, Inc. of our report dated January 6, 2010, relating to the financial statements of Windstar, Inc., a Nevada Corporation, as of and for the periods ending September 30, 2009 and 2008, and for the period from September 6, 2007 (inception) to September 30, 2009, and the reference to us under the caption “Experts”.

Sincerely,

/s/ Maddox Ungar Silberstein, PLLC

Maddox Ungar Silberstein, PLLC